Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-138482 and No. 333-162914) of Peoples Educational Holdings, Inc. of our report dated August 18, 2009 appearing in this Annual Report on Form 10-K of Peoples Educational Holdings, Inc. for the year ended May 31, 2010.

/s/ McGLADREY & PULLEN, LLP

Minneapolis, Minnesota
August 9, 2010